EXHIBIT 10.4

ImmuCell Corporation

Line of Credit Agreement and Promissory Note for up to $500,000 between the Company and TD Bank, N.A. dated August 13, 2010.

ImmuCell Corporation

LINE OF CREDIT AGREEMENT

AND PROMISSORY NOTE

Borrower: ImmuCell Corporation	Lender: TD Bank, N.A.

Ceiling Amount: $500,000.00	Date of Note: August 13, 2010

TD Bank, N.A. a national banking association with a principal place of business at One Portland Square, P.O. Box 9540, Portland, Maine 04112-9540 (together with its successors and assigns, the “Lender”) commits itself, subject to the terms of this Agreement (the “Agreement”) to make advances (“Advances”) available to ImmuCell Corporation, a Delaware corporation with a mailing address of 56 Evergreen Drive, Portland, ME (the “Borrower”), in such amounts as Borrower may request, and the Borrower agrees to accept and repay Lender the Advances, with interest thereon at the Rate of Interest as defined herein, in accordance with the terms hereof. In no event shall the total Advances outstanding at any one time exceed the aggregate principal amount of Five Hundred Thousand and 00/100 Dollars ($500,000.00) (the “Ceiling Amount”).

The Borrower may borrow up to the Ceiling Amount in full or in part, repay in full or in part, and reborrow in accordance with the terms of this Agreement. In no event shall the total Advances outstanding at any one time exceed the Ceiling Amount as it may vary during various times of the year. Advances in excess of the Ceiling Amount are “Overadvances.”

This Line of Credit and all amendments, extensions and replacements hereof is secured by all business assets of Borrower pursuant to a Security Agreement dated on or about even date herewith.

Lender’s commitment shall expire on the first to occur of the following: (a) the occurrence of an Event of Default as defined herein, or (c) the Maturity Date set forth below.

In consideration of this commitment by Lender, the Borrower agrees with the Lender as follows:

1.        EXPIRATION DATE / MATURITY. The availability of Advances hereunder shall terminate and expire and this Agreement shall mature on July 31, 2011 (the “Maturity Date”). Therefore, unless sooner accelerated or renewed, the entire principal balance hereof (including costs and late fees), together with all interest thereon, shall be due and payable to Lender on said date without further notice or demand. If the Maturity Date is a day other than a business day of the Lender, the maturity hereof shall be extended to the next succeeding business day, and interest shall be payable with respect to such extension. The Maturity Date may be extended for successive periods at the Lender’s sole discretion following its review of credit, pricing and all other underwriting criteria deemed appropriate by Lender. Each successive renewal shall modify the Maturity Date, and the term “Maturity Date” shall mean such extended date. Renewal may be accomplished only by letter agreement or similar instrument signed by an officer of Lender.

2.        RATE OF INTEREST. For each day any principal amount due hereunder shall remain outstanding and unpaid under this credit facility, interest shall accrue thereon at the following rates per annum (each a “Rate of Interest”) and shall be computed on the basis of actual days elapsed in a 360 day year:

ImmuCell Corporation

a.        Commencing on the date hereof and continuing until the Maturity Date and payment in full of all indebtedness evidenced hereby, this Note shall bear interest at a variable and fluctuating annual rate equal to three and one half percent (3.50%) above the One Month LIBOR (London Interbank Offered Rate); provided, however, that in all events, that the Rate of Interest shall never be less than the floor of four and a quarter percent (4.25%).

b.        The Rate of Interest shall be adjusted with each adjustment effective on the 13th day of each month (each a “Reset Date”) in accordance with changes in said One Month LIBOR and the terms hereof. Each resulting change in the Rate of Interest shall become effective, without notice to Borrower (which notice is hereby expressly waived by Borrower and all endorsers, guarantors, and sureties).

c.        “LIBOR” (London Interbank Offered Rate) means the rate of interest in U.S. Dollars (rounded upwards, at the Lender’s option, to the next 100th of one percent) equal to the British Bankers’ Association LIBOR (“BBA LIBOR”) for the equivalent interest period as published by Bloomberg (or such other commercially available source providing quotations of BBA LIBOR as designated by Lender from time to time) at approximately 11:00 A.M. (London time) two London Banking Days prior to the Reset Date; provided however, if more than one BBA LIBOR is specified, the applicable rate shall be the arithmetic mean of all such rates. “London Banking Day” means any day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in London, England. If, for any reason, such rate is not available, the term LIBOR shall mean, with respect to any interest period, the rate of interest per annum determined by Lender to be the average rate per annum at which deposits in dollars are offered for such Interest Period by major banks in London, England at approximately 11:00 A.M. (London time) two London Banking Days prior to the Reset Date.

d.        DEFAULT / POST JUDGMENT INTEREST RATE. The Lender shall have the right to charge interest on the unpaid principal balance hereof at an interest rate of four percent (4.0%) per annum in excess of the Rate of Interest otherwise payable as provided herein for any period during which the Borrower shall be in default under any material provision hereof or there shall be a default under any other document guarantying, governing or securing this Note. The Rate of Interest as set forth herein shall apply following entry of any judgment hereon notwithstanding any otherwise applicable statutory rate.

3.        PAYMENT. All payments shall be made by Borrower to Lender at its principal office in Portland, Maine in immediately available funds. Payments of interest hereunder shall be calculated, paid and applied as follows:

a.        Beginning on September 13, 2010 and continuing on the 13th day of each successive month until the Maturity Date and payment of the total amount due hereunder in full, Borrower shall make monthly payments of interest only in arrears to the Lender. Each monthly payment shall be equal to the total amount of accrued interest on the total principal amount due hereunder.

b.        Absent prior demand following an Event of Default, the entire principal balance

ImmuCell Corporation

due hereunder (including costs and late fees), together with all interest thereon, shall be due and payable to order of Lender without further notice or demand on the Maturity Date .

c.        Payments shall be applied first to costs and expenses of the Lender for which Borrower is responsible under the terms hereof, then to interest, and the remainder to reduction of principal.

d.        All Overadvances shall be repaid to the Lender immediately upon request by the Lender, or upon Borrower’s becoming aware of the Overadvance.

4.        LATE CHARGES. Lender shall collect a “late charge” of six cents ($.06) for each one dollar of each payment due hereunder which is not paid within fifteen (15) days after the due date thereof. Acceptance by Lender of any late payment on one occasion shall not constitute a waiver by Lender of any defaults or of its right to insist on timely payments on any subsequent occasion.

5.        NO PREPAYMENT PREMIUM. Borrower may pay all or any portion of the amount due hereunder at any time without premium. Early payments will not, unless otherwise agreed by Lender in writing, relieve Borrower of its obligation to continue to make payments of accrued, unpaid interest. Rather, early payments will reduce the principal balance due.

6.        LINE OF CREDIT. Borrower hereby requests and authorizes the Lender to make Advances to Borrower during the term hereof, and in connection with each Advance to: (a) reduce the funds available hereunder by, and credit to the Borrower’s demand deposit account (or such other account as agreed upon by the parties) with the Lender, the proceeds of Advances hereunder requested by the Borrower pursuant to request form(s) satisfactory to and received by the Lender or at the option of Lender by telephone call by Borrower’s duly authorized representative; (b) enter into the records maintained by the Lender with respect to each Advance, all interest accruals, payments, other charges or items arising hereunder or otherwise properly chargeable or creditable to the Borrower’s account in accordance with generally accepted accounting principles or Lender’s standard bank policies, practices and fee schedules as they may be amended from time to time; and (c) render to Borrower a monthly statement of interest and the then outstanding principal balance due hereunder. Each such statement shall be considered accepted by and conclusively binding upon Borrower unless Borrower gives Lender written notice of exceptions within sixty (60) days of the receipt of said statement by Borrower.

This Agreement evidences a revolving line of credit. Upon duly authorized written request from Borrower, Lender may, but is not obligated to, make Advances under this Agreement pursuant to oral requests by Borrower. In such case, Lender reserves the right to require Borrower to confirm all oral requests in writing on the day of the request. All communications, instructions, or directions by telephone or otherwise to Lender are to be directed to Lender’s office shown above. The following person is currently authorized to request Advances and authorize payments under the line of credit until Lender receives from Borrower, at Lender’s address shown above, written notice of revocation of his authority: Michael Brigham. Borrower agrees to be liable for all sums either (A) advanced in accordance with the instructions of an authorized person or (B) credited to any of Borrower’s accounts with Lender. The unpaid principal balance owing hereunder at any time may be evidenced by endorsements on this Agreement or any schedules attached hereto or by Lender’s internal records, including daily computer print-outs.

Lender will have no obligation to advance funds under this Agreement if: (A) an Event of Default has occurred and is continuing, or (B) an event has occurred which with the passage of time or

ImmuCell Corporation

giving of notice if left uncured would constitute an Event of Default hereunder.

7.        ADVANCE RATIO PROVISION. Advances hereunder shall never exceed the lesser of (a) $500,000; and (b) a sum equal to seventy percent (70%) of Eligible Accounts Receivable plus fifty percent (50%) of Eligible Inventory. The Lender may change the aforementioned advance ratio at its discretion. As used herein, Eligible Accounts Receivable is defined as domestic accounts receivable which are under ninety (90) days old, and Eligible Inventory is defined as all raw materials and inventory other than work in progress.

8.        FINANCIAL COVENANTS AND REPORTING. As a material covenant hereof, Borrower agrees:

a.        to provide Lender (i) within ninety (90) days after the close of Borrower’s fiscal year complete audited financial statements for Borrower prepared in accordance with generally accepted accounting procedures together with any management letter that shall have been issued, and (ii) within forty five (45) days after the close of each of the first three quarters of Borrower’s fiscal year management prepared financial statements including a detailed balance sheet and profit and loss statement, and aging of accounts receivable and accounts payable; and (iii) such other documents and things evidencing Borrower’s net worth and financial condition as Lender may reasonably request from time to time; and

b.        to maintain a primary deposit relationship with Lender.

9.        DEFAULT. Each of the following shall constitute an event of default (each an “Event of Default”) under this Agreement:

a.        Borrower shall fail to pay when due any principal or interest due hereunder or under any replacements, extensions, renewals or modifications hereof or any other fee or payment due hereunder.

b.        Borrower shall fail to pay any Overadvance immediately upon receipt of any notice of same, regardless of whether such Overadvance was an Overadvance when made or subsequently became one, including because the Ceiling Amount is reduced or varies in accordance with the terms hereof.

c.        Default shall occur in the performance of any of the covenants or agreements of Borrower contained herein or in any of the other obligation of Borrower to Lender (other than covenants for the payment of money, which are covered under subparagraphs (a) or (b) immediately preceding) and such default continues for fifteen (15) days after written notice thereof is given by the Lender to the Borrower.

d.        Borrower shall apply for or consent to the appointment of a receiver, custodian, trustee, intervenor or liquidator of such party or of all or a substantial part of such party’s assets, file or make a corporate vote to file a voluntary petition under the United States Bankruptcy Code, file an answer admitting the material allegations of, or consent to or default in answering an involuntary petition filed against such party in any Bankruptcy, reorganization or insolvency proceeding, become the subject of an order for relief under any Bankruptcy, reorganization or insolvency proceeding, become insolvent within the meaning of 11 U.S.C § 101, admit in writing that such party is unable to pay its debts as they become due, generally not pay such party’s

ImmuCell Corporation

debts as they become due or make a general assignment for the benefit of creditors.

e        An order, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition appointing a receiver, custodian, trustee or liquidator of Borrower or of all or substantially all of Borrower’s assets, and such order, judgment or decree shall continue unstayed and in effect for a period of 90 days; or a complaint or petition shall be filed against Borrower seeking or instituting a Bankruptcy, insolvency, reorganization, rehabilitation or receivership proceeding against Borrower and such petition or complaint shall have not been dismissed within ninety (90) days.

f.        Borrower’s dissolution or cessation of normal business operations.

g.        Borrower shall fail to maintain its primary deposit relationship with Lender

h.        Borrower shall become in default of any provision of a certain Loan Agreement dated on or about even date herewith as the same may be amended from time to time.

10.        LENDER’S RIGHTS AND REMEDIES. If an Event of Default shall occur, Lender at its option may exercise any or all the following remedies without thereby being deemed to have elected remedies:

a.        Declare the entire unpaid principal balance on this Line of Credit Agreement and all accrued unpaid interest immediately due and payable whereupon the same shall forthwith become due and payable without notice, presentment, demand, protest, notice of intention to accelerate, notice of acceleration, or other notice of any kind, all of which Borrower hereby expressly waives, anything contained herein to the contrary notwithstanding; provided, however, in the case of an Event of Default described in subparagraphs 9(d) or (e) above, (i) all amounts payable by the Borrower hereunder, including, without limitation, the principal balance and all accrued interest on this Agreement, shall automatically become immediately due and payable, without notice, action or election by Lender, and (ii) Lender may enforce any other rights granted pursuant to this Agreement, any other document, or by applicable law.

b.        Immediately, without notice to Borrower, cease to make any Advances hereunder.

c.        Reduce any claim to judgment.

d.        Exercise all rights and remedies available to Lender at law or in equity.

e.        Impose an administrative “freeze” on Borrower’s accounts or reduce to possession and ownership any and all money, deposits, credits, securities, and other property or proceeds thereof, now or hereafter in the hands of the Lender on deposit or otherwise for the account of, to the credit of, or belonging to, the Borrower, any Obligor, or the Borrower and any Obligor (collectively, the “Deposits”), and to apply same to any or all of the Liabilities hereunder.

As used in this Section, “Liabilities” means any and all indebtedness for borrowed money of the Borrower and/or each Obligor to Lender of any nature whatsoever, now existing or hereafter arising, due or to become due, absolute or contingent, direct or indirect and whether joint, several, or joint and several; and “Obligor” shall mean and include each endorser, surety, guarantor or other party primarily or secondarily liable to the Lender hereunder or under any guaranty relating to the Liabilities other than the Borrower.

Borrower agrees to pay all reasonable costs of collection, supervision, and administration of all amounts due hereunder and the indebtedness evidenced hereby (including, without limitation, of any renewals, extensions, replacements, or modifications hereof), including reasonable attorneys fees and costs of Lender’s attorneys, incurred in connection with any actual or threatened Event of Default hereunder, whether or not suit is commenced. Borrower also agrees to pay all reasonable costs of Lender, including reasonable fees and costs of its attorneys, incurred in connection with any Bankruptcy, reorganization, insolvency, or other similar proceedings involving Borrower.

11.        WAIVE JURY. Borrower hereby expressly and voluntarily waives any and all rights, whether arising under the United States or Maine Constitution, any Rules of Civil Procedure, common law or otherwise, to demand a trial by jury in any action, suit, proceeding or counterclaim involving Lender as to any matter, claim or cause of action whatsoever arising out of or in any way related to this Agreement or any loan with Lender or any of the transactions contemplated between the parties.

12.        GOVERNING LAW. This Agreement is being executed by the parties, delivered by Borrower and accepted by Lender in Portland, Maine and shall be governed by and construed in accordance with the laws of the State of Maine to the maximum extent the parties may so lawfully agree. Borrower hereby submits to the jurisdiction of any state or federal court located within the State of Maine, to the jurisdiction of any state, federal or other court of the United States of America, the State of Maine, or any other state, district, commonwealth, territory, county, province, or country in which assets owned by Borrower are or may be located (including jointly with others). Notwithstanding any provision herein or in any instrument now or hereafter securing this Agreement, the total liability for payments in the nature of interest shall not exceed the limits imposed by the usury laws of said State.

13.        DISHONERED ITEM FEE. Borrower will pay a fee to Lender of $50.00 if Borrower makes a payment under this Agreement and the check or preauthorized charge with which Borrower pays is later dishonored.

14.        SUCCESSOR INTERESTS. The terms of this Agreement shall be binding upon Borrower, and upon Borrower’s successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.

15.        GENERAL PROVISIONS. Lender may delay or forgo enforcing any of its rights or remedies under this Agreement without losing them. Borrower and any other person who signs, guarantees, or endorses this Agreement, to the extent allowed by law, waive presentment, demand for payment, and notice of dishonor. Upon any changes in the terms of this Agreement, and unless otherwise expressly stated in writing, no party who signs this Agreement or any guaranty or security agreement of any kind, whether as maker, guarantor, accommodation maker or endorser, shall be

ImmuCell Corporation

released from liability. All such parties agree that Lender may renew or extend repeatedly and for any length of time this Agreement or release any party or guarantor or collateral without thereby releasing Borrower or any guarantor from liability hereunder. Neither Borrower nor any guarantor will be released from liability hereunder if Lender fails to realize upon or perfect Lender’s security interest in any collateral, releases any obligor, guarantor or collateral, extends, renews or modifies the terms hereof or otherwise takes any action deemed necessary by Lender with or without the consent of or notice to anyone and even over objection. All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made. The obligations under this Agreement are joint and several. In the event any provision of this Agreement shall be determined by a court of competent jurisdiction to be invalid or unenforceable, said provision shall be deemed to be deleted and this Agreement modified accordingly and in such manner as to give effect to all other provisions hereof to the maximum extent possible with only the invalid or unenforceable provisions removed.

This Agreement and each Advance hereunder are for a business, commercial or agricultural purpose and not for a personal, consumer or household purpose.

Whenever notice, demand or a request may properly be given to Borrower under this Agreement, the same shall always be sufficient if in writing and deposited in the United States mails, certified mail, postage prepaid, return receipt requested, addressed to Borrower either at the address given in this Agreement as Borrower’s address, or the business address given in writing to Lender hereof by Borrower more than thirty (30) days prior to the date Lender sends Borrower the notice in question. Any notice, demand or request hereunder shall be treated as having been given two (2) business days after deposit in the United States mails, by certified or registered mail, postage prepaid, and return receipt requested, or upon the date of hand delivery if delivered on a business day.

In witness hereof the parties hereto have EXECUTED THIS AGREEMENT AS A SEALED INSTRUMENT, as of the day and year first above written.

ImmuCell Corporation, Borrower

/s/ David J. Champoux	By:	/s/ Michael F. Brigham
Witness		Michael Brigham
Its duly authorized President and CEO

TD Bank, N.A., Lender

/s/ Josh Dow	By:	/s/ Benjamin C. Geci
Witness		Benjamin C. Geci
Senior Vice President